UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
EXIT FILING


FEDERAL MOGUL CORPORATION
(NAME OF ISSUER)
COMMON STOCK
(TITLE CLASS OF SECURITIES)
313549107
(CUSIP NUMBER)
10/31/2002

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

			(X)  RULE 13D-1(B)
			( )  RULE 13D-1(C)
			( )  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).




















CUSIP NO. 313549107          13G       PAGE 2 OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, ACTING IN VARIOUS FIDUCIARY
    CAPACITIES.     04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    52,298 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    56,278 SHARES
8.  SHARED DISPOSITIVE POWER
    0 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    56,278 SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	.07%

12.  TYPE OF REPORTING PERSON*

     BK


 					13G        PAGE 3 OF 5 PAGES
ITEM 1.

	(A)  NAME OF ISSUER

		FEDERAL MOGUL CORPORATION

	(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

26555 NORTHWESTERN HWY.
SOUTHFIELD, MI  48034


ITEM 2.

     (A)  NAME OF PERSON FILING

		STATE STREET BANK AND TRUST COMPANY, TRUSTEE


     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

          225 FRANKLIN STREET, BOSTON, MA 02110


     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS

	(D)	TITLE CLASS OF SECURITIES

		COMMON STOCK

	(E)	CUSIP NUMBER

		313549107

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
		13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT


						13G		PAGE 4 OF 5 PAGES

ITEM 4. OWNERSHIP

	(A)  AMOUNT BENEFICIALLY OWNED

		56,278 SHARES

	(B)  PERCENT OF CLASS

		 .07%

	(C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
    		(I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE OF
          	  52,298 SHARES
   		(II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE OF
          	  0 SHARES
  		(III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
          	  56,278 SHARES
   		(IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
          	  0 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

 		NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          FEDERAL MOGUL COMMON STOCK FUND = 0%

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

                             13G               PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

					8 OCTOBER 2002

                         STATE STREET CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE


					/s/ SUSAN C. DANIELS
					VICE PRESIDENT